INSITUFORM TECHNOLOGIES, INC.                Tel: (314) 530-8000
702 Spirit 40 Park Drive                     Fax: (314) 519-8010
Chesterfield, MO 63005

Insituform Technologies, Inc. Announces Stock Repurchase Program

     CHESTERFIELD, Mo.--(BUSINESS WIRE)--July 6, 1998--Insituform Technologies, Inc. (NASDAQ National Market: INSUA) today announced that its Board of Directors has authorized the repurchase of up to 2,700,000 shares of the Company's common stock, which constitutes approximately 10% of the shares outstanding.

     Such purchases would be made from time to time over the next five years in open market transactions. The amount and timing of purchases will be dependent upon a number of factors, including the price and availability of the Company's shares, general market conditions and competing alternate uses of funds, and may be discontinued at any time. The repurchased shares will be held as treasury stock.

     Commenting, Anthony W. Hooper, Chairman of the Board, President and Chief Executive Officer of the Company, stated, "In our view, there are substantial opportunities ahead for expanding our worldwide pipe rehabilitation business, both by investing internally and through acquisitions. We also anticipate that the cash flow generated by our business is likely to be in excess of that needed to finance our capital expenditures and reasonable acquisitions. The strength of our balance sheet and the improvement in our earnings gives us the flexibility to reduce our equity base without affecting our ability to support and service our long-term debt."

     "Under these circumstances we believe the Company should be able to carry out its growth strategy and buy back stock. We believe that share repurchases would benefit our shareholders by helping to prevent dilution in earnings per share due to the exercise of stock options and would also tend to offset some of the dilution created by past mergers."

     Insituform Technologies, Inc. is a worldwide provider of proprietary trenchless technologies for the rehabilitation and improvement of sewer, water, gas and industrial pipes. The Company owns the rights to the Insituform(R) and NuPipe(R) processes and exercises the exclusive rights in substantially all of North America to the Paltem(R) system and certain other products under a license from Ashimori Industry Co., Ltd. The Company also owns the worldwide rights to the Tite Liner(R) process used primarily to protect or restore pipes affected by abrasion or corrosion. Through its Affholder, Inc. subsidiary, the Company is also engaged in trenchless tunneling used in the installation of new underground services. By providing specialized rehabilitation technologies which eliminate or minimize disruptive digging, the Company provides cost-effective solutions for problems caused by deteriorated pipe systems.

     This press release contains forward-looking statements, which are inherently subject to risks and uncertainties. The Company's future results could differ materially from those anticipated currently due to a number of factors, including, without limitation, the competitive environment for the Company's products and services, the geographical distribution and mix of the Company's work, and other factors set forth in reports and documents filed by the Company with the Securities and Exchange Commission from time to time.


CONTACT:  Insituform Technologies, Inc.
          Anthony W. Hooper, Chairman and CEO
          (314) 530-8000